As filed with the Securities and Exchange Commission on February 2, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oplink Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0411346 (I.R.S. Employer Identification Number)
46335 Landing Parkway
Fremont, California 94538
(Address, including zip code of Registrant’s principal executive offices)

2009 Equity Incentive Plan
2000 Equity Incentive Plan
Amended and Restated 2000 Employee Stock Purchase Plan
(Full titles of the plans)

Stephen M. Welles, Esq.
Vice President, General Counsel and Secretary
Oplink Communications, Inc.
46335 Landing Parkway
Fremont, California 94538
(510) 933-7289
(Name, address and telephone number of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities to	to be	Price	Offering	Registration
be Registered	Registered (1)	Per Share	Price	Fee
Common stock, $0.001 par value per share	2,500,000 shares (2)	$14.92 (5)	$37,300,000	$2,659
Common stock, $0.001 par value per share	3,371,656 shares (3)	$13.16 (6)	$44,370,993	$3,164
Common stock, $0.001 par value per share	1,798,013 shares (4)	$14.92 (5)	$26,826,360	$1,913
Total	7,669,669 shares	—	$108,497,353	$7,736

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Represents shares of common stock reserved and available for issuance pursuant to future awards under the 2009 Equity Incentive Plan.

(3)	Represents shares of common stock issuable upon exercise of outstanding but unexercised options granted under the 2000 Equity Incentive Plan. If any of these options expire or otherwise terminate without having been exercised in full, or are forfeited to the Registrant, then such shares will be available for issuance under the 2009 Equity Incentive Plan.

(4)	Represents shares of common stock reserved and available for issuance pursuant to the Amended and Restated 2000 Employee Stock Purchase Plan.

(5)	Pursuant to Rules 457(h) and 457(c) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the common stock on the Nasdaq Global Market on February 1, 2010 and is estimated solely for purposes of calculating the registration fee.

(6)	Pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share is based on the average weighted exercise price of the outstanding but unexercised stock options.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 28, 2009 filed with the Commission on September 11, 2009;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2009 filed with the Commission on November 6, 2009;
     (c) The Registrant’s Current Report on Form 8-K filed with the Commission on November 6, 2009; and
     (d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 20, 2000, and any further amendment or report filed hereafter for the purpose of updating such description.
     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Bylaws require the Registrant to indemnify its directors and executive officers, and permit the Registrant to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law. Under the Registrant’s Bylaws, indemnified parties are entitled to indemnification to the fullest extent permitted by law, unless the Registrant demonstrates clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation. The Bylaws also require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.
     The Registrant has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.
     The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California on January 26, 2010.

OPLINK COMMUNICATIONS, INC.
By:	/s/ Josephy Y. Liu
Joseph Y. Liu
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Y. Liu and Shirley Yin, and each of them, his attorneys-in fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective statements), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Y. Liu	Chief Executive Officer (Principal	January 26, 2010
Joseph Y. Liu	Executive Officer) and Chairman of the Board of Directors

/s/ Shirley Yin	Chief Financial Officer (Principal	January 26, 2010
Shirley Yin	Financial and Accounting Officer)

/s/ Chieh Chang	Director	January 26, 2010
Chieh Chang

/s/ Tim Christoffersen Tim Christoffersen	Director	January 26, 2010

/s/ Jesse Jack Jesse Jack	Director	January 26, 2010

/s/ Hua Lee Hua Lee	Director	January 26, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	Bylaws of the Registrant.

4.3(3)	Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant.

4.4(4)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.

4.5(5)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.

4.6(6)	Amendment to Bylaws of the Registrant.

4.7	2009 Equity Incentive Plan.

4.8(7)	2000 Equity Incentive Plan.

4.9	Amended and Restated 2000 Employee Stock Purchase Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Burr Pilger Mayer, Inc.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).

(1)	Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A, No. 333-41506, filed on August 29, 2000 and incorporated herein by reference.

(2)	Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1/A, No. 333-41506, filed on August 1, 2000 and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.1 to the Registrant’s Report on Form 8-K filed on March 22, 2002 and incorporated herein by reference.

(4)	Previously filed as Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q filed on November 14, 2005 and incorporated herein by reference.

(5)	Previously filed as Exhibit 3.5 to the Registrant’s Quarterly Report on Form 10-Q filed on February 9, 2007 and incorporated herein by reference.

(6)	Previously filed as Exhibit 3.1 to the Registrant’s Report on Form 8-K filed on December 20, 2007 and incorporated herein by reference.

(7)	Incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A, No. 333-41506, filed with the Commission on August 1, 2000.